ARTICLES OF INCORPORATION
                                       OF
                               POWER FLUIDS, INC.

         The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of
Incorporation:

                                    ARTICLE I
                                 CORPORATE NAME

         The name of the Corporation is POWER FLUIDS, INC.

                                   ARTICLE II
                                     PURPOSE

         The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

                                   ARTICLE III
                               PERIOD OF EXISTENCE

         The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV
                                     SHARES

         The capital stock of this corporation shall consist of 50,000,000 shares of common stock, $.001 par value.

                                    ARTICLE V
                                PLACE OF BUSINESS

         The initial address of the principal place of business of this corporation in the State of Florida shall be 9890 West Kennedy Boulevard, Suite 201, Orlando, FL 32810. The Board of Directors may at any time and from time to time move the principal office of this corporation.

                                   ARTICLE VI
                             DIRECTORS AND OFFICERS

         The business of this corporation shall be managed by its Board of Directors. The number of such directors shall be not be less than one (1) and, subject to such minimum

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may be increased or decreased from time to time in the manner provided in the
By-Laws. The number of persons constituting the initial Board of Directors shall be 2. The Board of Directors shall be elected by the Stockholders of the corporation at such time and in such manner as provided in the By-Laws. The name and addresses of the initial Board of Directors and officers are as follows:

Lyle G. Meyers                                           President/Director
P.O. Box 589
Fremont, Ml 49412

Joseph Camillo                                           Secretary/Director
5020 Rosamond Drive
Orlando, FL 32808

                                   ARTICLE VII
                           DENIAL OF PREEMPTIVE RIGHTS

         No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of Directors.

                                  ARTICLE VIII
                               AMENDMENT OF BYLAWS

         Anything in these Articles of Incorporation, the Bylaws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                   ARTICLE IX
                                  SHAREHOLDERS

         9.1. Inspection of Books. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

         9.2. Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any

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successor provision shall not apply to the Corporation.

         9.3. Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a quorum.

         9.4. Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.


                                    ARTICLE X
             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

                                   ARTICLE XI
                                   SUBSCRIBER

         The name and address of the person signing these Articles of Incorporation as subscriber is:

                      Eric P. Littman
                      8th Floor
                      1428 Brickell Avenue
                      Miami, FL 33131

                                   ARTICLE XII
                                    CONTRACTS

         No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

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                                  ARTICLE XIII
                                 RESIDENT AGENT

         The name and address of the initial resident agent of this corporation is:

                              Eric P. Littman
                              1428 Brickell Avenue
                              8th Floor
                              Miami, FL 33131

         IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of Incorporation this on August 16, 1997.


                                                  /s/ Eric P. Littman
                                                  ---------------------------
                                                  Eric P. Littman, Subscriber

Subscribed and Sworn on August 16, 1997
Before me:

/s/  Isabel Cantera
-----------------------------------
     Isabel Cantera, Notary Public

My Commission Expires: ISABEL J. CANTERA
                       MY COMMISSION # CC 428309
                       EXPIRES: February 25, 1999
                       Bonded Thru Notary Public Underwriters



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